Exhibit 5.1

                                                               August 26, 2005

Catalyst Lighting Group, Inc.
7700 Wyatt Drive
Fort Worth, TX 76108

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Catalyst Lighting Group, Inc., a Delaware corporation (the "Company"), of up to 1,661,027 shares of the common stock of Catalyst Lighting Group, Inc., all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue the shares of common stock mentioned above and such shares, when sold, will represent fully paid and non-assessable shares of the Company's common stock.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

FELDMAN WEINSTEIN LLP